Exhibit 10.26

QUEST DIAGNOSTICS INCORPORATED
NON-QUALIFIED STOCK OPTION AGREEMENT (CEO)

This Non-Qualified Stock Option Agreement (the “Option Agreement”), dated as of February 12, 2007 (the “Grant Date”), is by and between Quest Diagnostics Incorporated, 1290 Wall Street West, Lyndhurst, New Jersey 07071 (the “Corporation” or the “Company”) and Surya Mohapatra (the “Optionee”) 85 Fox Hedge Road, Saddle River, NJ 07458.

1.

Conditions. This Option Agreement is subject in all respects to the Corporation’s Amended and Restated Employee Long-Term Incentive Plan, which is incorporated herein by reference. The Optionee acknowledges that he has read the terms of the Amended and Restated Long-Term Employee Incentive Plan and that those terms shall govern in the event of any conflict between them and those of this Option Agreement. Subject to the foregoing, except for the provisions of Section 4(d) of this Option Agreement, the terms of the Employment Agreement dated as of July 31, 2006 between the Corporation and the Optionee (the “Employment Agreement”) shall govern in the event of any conflict between them and the terms of this Option Agreement. Capitalized terms not defined herein have the meaning set forth in the Employment Agreement. In consideration of the grant of the option provided pursuant to this Option Agreement and by accepting the terms of this Agreement, the Optionee agrees that all options granted to the Optionee by the Corporation prior to the date hereof (the “Prior Options”) shall be subject to forfeiture pursuant to paragraph 4(h) of this Option Agreement (for false attestation under the Executive Share Ownership Guidelines of the Corporation (the “ Minimum Share Ownership Policy”)), the Shares obtained on exercise of such Prior Options after the date hereof shall be subject to the Minimum Share Ownership Policy pursuant to paragraph 5(b) of this Option Agreement and the terms of paragraphs 4(h) and 5(b) hereof are made a part of the terms of each of the Prior Options.

In consideration of the grant of the option provided pursuant to this Option Agreement and by accepting the terms of this Agreement, the Optionee agrees that this Option shall be subject to forfeiture pursuant to paragraph 4(h) of this Agreement.

This Option Agreement shall become effective only after the Optionee has executed and returned to the Executive Compensation Department (to the attention of Lisa Zajac (1290 Wall Street West – 5th Floor, Lyndhurst, NJ 07071) a signed copy of this Option Agreement and shall be revoked if not executed and returned to Lisa Zajac within thirty (30) days of receipt by the Optionee..

2.

Award of Option. The Corporation hereby awards to the Optionee an option (the “Option”) to purchase from the Corporation such number of shares of the Corporation’s common stock (the “Shares”) at the exercise price set forth in this Option Agreement (the “Exercise Price”) below. This option shall vest equally over a three-year period. If the foregoing results in a fractional number of Shares subject to the Option vesting on any vesting date, the number of Shares subject to the Option vesting on the first and second vesting dates shall be rounded down to the previous whole number of Shares and the Shares subject to the Option vesting on the third vesting date shall be rounded up to the next whole number of Shares, as shall be necessary in order to result in a vesting of 100% of the Shares subject to the Option. The Compensation Committee of the Corporation may, in its sole discretion, convert this Option at any time to a stock settled stock appreciation grant.

	Number of Shares Subject to Option: 280,000

	Exercise Price per Share: $52.245

	Expiration Date: February 12, 2014

Vesting Schedule:

Vesting Dates	% of Grant	Incremental	Cumulative

February 12, 2008	33.33%	93,333	93,333
February 12, 2009	33.33%	93,333	186,666
February 12, 2010	33.34%	93,334	280,000

EOAgmt

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February 12, 2007
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This option shall expire, and no shares may be purchased pursuant to this Option, after the expiration date set forth above (the “Expiration Date”).

3.

Not An Incentive Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be construed and interpreted in accordance with such intention.

4.

Vesting. Except as otherwise provided below, the Option shall vest and become exercisable as to the percentage of Shares subject to the Option on the vesting dates set forth above (the “Vesting Dates”).

(a)

Involuntary Termination or Voluntary Termination for Good Reason. If the Optionee’s employment is terminated by the Company (other than as contemplated by clauses (b), (c), (d) (e) or (f)), or the Optionee terminates his employment for Good Reason prior to the third anniversary of the date of this Agreement, the portion of the Option scheduled to vest within the 24 month period following the Date of Termination will vest on the appropriate date(s) as if the Optionee remained an employee. All other unvested options shall be cancelled on the Optionee’s Date of Termination; provided, however, that if the Optionee’s termination of employment occurs within 90 days prior to a Change in Control, then the portion of the Option scheduled to vest within the 36 month period following the Date of Termination will vest on the appropriate date(s) as if the Optionee remained an employee

	(b)	Termination for Cause. If the Optionee’s employment is terminated for Cause, this Option shall terminate and be of no further force or effect as of the Date of Termination.

(c)

Non-Renewal of Employment Agreement. If the Optionee’s employment is terminated as a result of the non-renewal of the Employment Agreement, the portion of the Option scheduled to vest within the 24 -month period (or 36 month period if the termination occurs within 90 days prior to a Change of Control) following the Date of Termination will vest on the appropriate date(s) as if the Optionee remained an employee. All other unvested options shall be cancelled on the Date of Termination.

(d)

Other Voluntary Termination. — If the Optionee terminates his employment other than for Good Reason or Disability or following non-renewal of the Employment Agreement, the Optionee will vest in a percentage of the Shares subject to this Option determined by dividing (i) the number of whole months from the most recent February 12 to the Date of Termination by (ii) 36, and all unvested Options will be canceled on the Date of Termination.

	(e)	Death. If the Optionee shall die while employed, this Option shall vest on the date of the Optionee’s death.

	(f)	Disability. If the Optionee’s employment shall terminate as a result of Disability, this Option shall vest on the Date of Termination.

	(g)	Change in Control. All options will vest immediately on a Change in Control.

(h)

Breach of Share Ownership Guidelines Any false attestation made under the Minimum Share Ownership Policy may result in the immediate cancellation of this Option and all Prior Options (to the extent not exercised), whether or not vested.

5.	Non-Transferability.

(a)

The rights under this Option Agreement shall not be transferable other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee except to the extent of a disability (as defined in Section 22(e)(3) of the Code), in which case the Option may be exercised by the Optionee’s legal representative.

(b)

If the Optionee is subject to the Minimum Share Ownership Policy, the Optionee agrees that any shares issued hereunder or pursuant to any Prior Option shall be subject to the restrictions set forth in the Minimum Share Ownership Policy. If the Optionee is not in compliance with the Minimum Share Ownership Policy, the Corporation may terminate the employment of such Optionee (which termination shall be treated as a without Cause termination under the Employment Agreement) and/or the Option shall immediately terminate and cease to be exercisable. The Optionee hereby acknowledges and agrees that the investment risk associated with the retention of any Shares, whether pursuant to the Minimum Share Ownership Policy or otherwise, is the sole responsibility of the Optionee and Optionee hereby holds the Corporation harmless against any claim of loss related to the retention of the Shares.

6.	Exercise. The purchase price of Shares purchased hereunder shall be paid in full with, or in a combination of,

	(a)	cash or

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February 12, 2007
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(b)

shares of the Corporation’s Common Stock that have been owned by the Optionee, and have been fully vested and freely transferable by the Optionee, for at least six months preceding the date of exercise of the Option, duly endorsed or accompanied by stock powers executed in blank. However, the Corporation in its discretion may permit the Optionee (if the Optionee owns shares that have been owned by the Optionee, and have been fully vested and fully transferable by the Optionee, for at least six months preceding the date of exercise) to “attest” to his ownership of the number of shares required to pay all or part of the purchase price (and not require delivery of the shares), in which case the Corporation will deliver to the Optionee the number of shares to which the Optionee is entitled, net of the “attested” shares. If payment is made in whole or in part with shares of the Corporation’s Common Stock, the value of such Common Stock shall be the mean between its high and low prices on the day of purchase as reported by The New York Times following the close of business on the date of exercise. No “reload” or other option will be granted by reason of any such exercise. The Optionee agrees that, notwithstanding the terms of any pre-existing agreement between the Corporation and the Optionee, any shares of the Corporation’s Common Stock surrendered (or “attested” to) for payment of the exercise price of any options previously granted by the Corporation to the Optionee (whether granted under the terms of the Amended and Restated Employee Long-Term Incentive Plan or any predecessor program) shall be valued in the manner provided in the preceding sentence except to the extent otherwise expressly provided by the terms of the program document.

7.	Exercise After Termination of Employment, Death or Disability. The provisions covering the exercise of this Option following termination of employment (i.e., the Date of Termination) are as follows:

(a) Termination as a result of death or Disability—If the Optionee’s employment is terminated by reason of death or Disability, all vested options may be exercised through the Expiration Date.

(b)

Termination after a Change in Control. If the Optionee’s employment is terminated for any reason other than for Cause (whether voluntary or involuntary) after a Change in Control, all vested Options may be exercised through the Expiration Date.

(c) Termination by the Optionee for Good Reason. If the Optionee terminates his employment for Good Reason, all vested options may be exercised through the Expiration Date.

(d)

Non-Renewal of Employment Agreement. If the Optionee’s employment is terminated as a result of the non-renewal of the Employment Agreement, all vested options may be exercised through the Expiration Date.

(e)

Other Termination by the Optionee. If the Optionee terminates his employment other than as contemplated by clauses (a), (b), (c) or (d), all vested options may be exercised for ninety (90) days following such termination (but not beyond the Expiration Date).

(f)

Termination for Other Reasons — If the Optionee’s employment is terminated by the Corporation for any reason other than as contemplated by clauses (a), (b) or (d) or as contemplated by Section 4(b), all vested options may be exercised through the Expiration Date.

In no event may any portion of the Option be exercised after the Expiration Date.

8.

Consideration. In consideration for the Option granted by this Option Agreement, the Optionee hereby agrees to be bound by the Nondisclosure provisions set forth in Section 9 of this Option Agreement For purposes of Section 9, the term “Company” shall mean the Corporation, its affiliates, divisions and subsidiaries, or any other entity in which the Corporation, directly or indirectly, controls or has an ownership or equity interest equal to or greater than 25.0% of the combined voting power of the entity’s then outstanding securities, and their respective successors and assigns.

9.	Nondisclosure of Confidential Information.

(a)

For purposes of this Option Agreement, the term “Confidential Information” shall mean all ideas, inventions, data, databases, know-how, processes, methods, practices, specifications, raw materials and preparations, compositions, designs, devices, fabrication techniques, technical plans, algorithms, computer programs, protocols, client information, medical records, documentation, customer names and lists, supplier names and lists, price lists, supplier names and lists, apparatus, business plans, marketing plans, financial information, chemical and biological reagents, business methods and systems, literary and graphical and audiovisual works and sound recordings, mask works, computer programs, and the like, and potential trade names, trademarks, and logos, in whatever form or medium and which have commercial value, and whether or not designated or marked “Confidential” or the like, which the Optionee learns, acquires, conceives, creates, develops, or improves while employed by the Company and which (1) relate to the past,

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current, or prospective business of the Company or its subsidiaries and (a) which have not previously been publicly disclosed without restrictions on use by the Company, or (b) which Optionee knows or has good reason to know are not generally publicly known; or (2) are received by the Company from a third party under an obligation of confidentiality to the third party which the Optionee knows or reasonably should have known are confidential to such third party. “Confidential Information” shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by the Optionee).

(b)

The Optionee recognizes and acknowledges that during his or her employment with the Company, the Optionee may be given access to or develop Confidential Information. The Optionee shall not use or disclose (directly or indirectly) any Confidential Information (whether or not developed by the Optionee) at any time or in any manner, except as authorized and required in the course of employment with the Company. The Optionee shall not disclose to the Company or use on behalf of the Company any Confidential Information obtained from any former employer or any other third party. All documents and things embodying Confidential Information, whether prepared by the Optionee or otherwise coming into the Optionee’s possession, are the exclusive property of the Company, and must not be removed from any of its premises except as required in the course of employment with the Company. All such documents and things shall be promptly returned by the Optionee to the Company upon the request of the Company and on any termination of employment with the Company. The Optionee will not remove any Confidential Information such as documents or things or retain them in whole or part in any manner. The Optionee shall ensure that any export of Confidential Information undertaken by the Optionee or with his/her knowledge or approval shall be in compliance with all applicable laws. Notwithstanding the foregoing, the Optionee shall be permitted to retain documents and information to the extent permitted by Section 12(g) and Section 14 of the Employment Agreement and shall have other rights set forth in Section 12(g) of the Employment Agreement.

(c)

The Optionee shall promptly disclose to the Company all Confidential Information which the Optionee creates, conceives, develops, or improves (either alone or with others) referred to below as a “Creation” while in the employment of the Company, if the Creation either: (1) relates to any actual or demonstrably contemplated business, or research or development project, of the Company or its subsidiaries, or to any reasonable extension or variation thereof; or (2) results from any work performed by the Optionee for the Company; or (3) was created utilizing any of the Company’s equipment, supplies, facilities, time, or Confidential Information. The Optionee shall keep complete, accurate, and authentic records on all Creations in the manner and form requested by the Company. The Optionee shall promptly disclose to the Company, in confidence, all patent, copyright, and trademark applications filed by the Optionee within one (1) year after termination of employment with the Company and which relate to any field in which the Optionee worked at the Company. The Optionee agrees that any such application for a patent, copyright registration, trademark registration, mask work registration, or similar right filed within one (1) year after termination of employment with the Company shall be presumed to relate to a Creation of the Optionee created during employment at the Company, unless the Optionee can prove otherwise.

(d)

The Optionee hereby assigns to the Company all of the Optionee’s rights in all of the above-described Creations. All such Creations that are subject to copyright or mask work protection are explicitly considered by the Optionee and the Company to be works made for hire to the extent permitted by law. To the extent that any such Creations are subject to copyright protection and are not works made for hire, any and all of the Optionee’s copyright and mask work interest therein are hereby assigned by the Optionee to the Company, and are the exclusive property of the Company.

(e)

The Optionee agrees to assist the Company in obtaining and/or maintaining patents, copyrights, trademarks, mask work rights, and similar rights to any Creations assigned by the Optionee to the Company, if and to the extent that the Company, in its sole discretion, requests such assistance, the Optionee shall sign all documents and do all other things deemed necessary by the Company, at the Company’s expense, to obtain and/or maintain such rights, to provide confirmatory evidence of the Optionee’s assignment of such Creations to the Company, to defend them from invalidation, and to protect them against infringement by other parties. The obligations of this paragraph are continuing and survive the termination of the Optionee’s employment with the Company. The Optionee irrevocably appoints the Chairman of the Compensation Committee of the Company’s Board of Directors (with powers of delegation) to act as the Optionee’s agent and attorney-in-fact to perform all acts as the Optionee’s agent and to file, prosecute, and maintain applications and registrations for patents, trademarks, copyrights, mask work rights, and similar rights to any Creations assigned by the Optionee to the Company under this Option Agreement, such appointment being effective both during the Optionee’s employment by Company, and thereafter if the Optionee (1) refuses to perform those acts, or (2) is unavailable, within the meaning of any applicable laws. The Optionee acknowledges that the grant of the foregoing power of attorney is coupled with an interest, is irrevocable, and shall survive his/her death or disability.

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February 12, 2007
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10.

Damages and Injunctive Relief. The Optionee understands that if the terms of Section 9 of this Option Agreement are violated, the Corporation would be seriously and irreparably damaged, and agrees that the Corporation will be entitled to seek appropriate remedies for those damages, including, without limitation, injunctive relief to enforce any provision of this Agreement and all reasonable attorney’s fees incurred by the Corporation to enforce the terms of Section 9.

11.

Forfeiture. The Optionee will immediately forfeit any unexercised portion of the Option for any violations of (i) the terms of Section 9 of this Agreement and/or (ii) the non-compete obligations set forth in any agreement between the Optionee and the Corporation or otherwise pursuant to any written policy of the Corporation, in addition to any equitable and legal rights the Corporation has or may have. The Optionee understands that the forfeiture of any unexercised portion of the Option is only one element of the damages potentially sustained by the Corporation for a violation of Section 9 of this Agreement or the non-compete obligation described above, and such forfeiture shall not constitute a release of any claim that the Company may have for damages, past, present, or future. In addition, a breach by the Employee of any non solicit, non compete or confidentiality covenant or any other restrictive covenants of his or hers that may be in place that occurs after any exercise and delivery of shares pursuant to this Agreement (including any breach occurring after termination of employment) shall cause such exercise and delivery to be rescinded (and if the Employee has previously sold the shares issued pursuant to this Agreement, the Employee would be required to pay back to the Company the pre-tax proceeds received from the sale of such shares).

12.	Consent Requirement.

(a)

If the Corporation shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of this Option, the issuance or purchase of Shares or other rights hereunder, or the taking of any other action hereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Corporation.

(b)

The term “consent” as used herein with respect to any action referred to in Section 12(a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Optionee with respect to the disposition of Shares, or with respect to any other matter, which the Corporation shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Corporation. Nothing herein shall require the Corporation to list, register or qualify the Shares of its common stock on any securities exchange.

13.

Invalidity and Enforcement. If any provision of this Agreement is deemed invalid or unenforceable, either in whole or in part, this Option Agreement will be deemed amended to delete or to modify, as set forth in this Section, the offending provision or provisions and to alter the bounds of this Agreement in order to render it valid and enforceable. The Corporation and the Optionee specifically request that any court having jurisdiction over any dispute relating to this Option Agreement modify, if possible, any offending provision so that such provision will be enforceable to the maximum extent permitted by State law.

14.

Employee at Will. The Optionee understands that his/her employment with the Corporation is at will and that it can be terminated at any time by the Optionee and/or the Corporation, subject to Optionee’s rights under the Employment Agreement.

15.	Enforcement by Successors and Assigns. The Corporation and any of its successors or assignees may enforce the Corporation’s rights under this Option Agreement.

16.

Entire Agreement. Except as otherwise provided in the Employment Agreement, the Agreement supersedes any prior agreement or understandings between the Optionee and the Company with respect to nonuse and non-disclosure and constitutes the entire agreement between the Corporation and the Optionee. No modification of this Option Agreement will have any force or effect unless such modification is in writing, signed by the Chairman of the Compensation Committee of the Corporation’s Board of Directors and the Optionee, and expressly indicates an intent to modify this Option Agreement.

17.

Interpretation. Any dispute, disagreement or matter of interpretation which shall arise under this Agreement shall be finally determined by the Corporation’s Compensation Committee in its absolute discretion.

18.	Notice of Exercise. The Optionee may exercise the Option, in accordance with the procedures specified by the Corporation from time to time.

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February 12, 2007
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19.

Rights Prior to Exercise. The Optionee shall not have any rights as a stockholder with respect to any Shares subject to this Option prior to the date on which he is recorded as the holder of such Shares on the records of the Corporation.

20.

Taxes. The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to this Option.

21.

Governing Law. This Option Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York applicable to contracts made and to be performed entirely within such state. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in state or federal court in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

22.

Acknowledgements. By execution of this Non-Qualified Stock Option Grant Agreement, the Optionee agrees that he has received and reviewed a copy of:

(a) the Prospectus (link to Prospectus:
http://questnet1.qdx.com/Business_Groups/Legal/policies/stock_option/stock_option.htm)
relating to the Corporation’s Employee Equity Participation Program and;

(b) the Quest Diagnostics Incorporated 2006 Annual Report (link to 2006 Annual Report:
http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=DGX&script=700to Shareholders and Form 10-K);

(c) the Corporation’s Policy for Purchasing and Selling Securities (“the Policy”) (link to Trading Policy: http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm.) The Optionee further agrees to fully comply with the terms of the Policy; and the Corporation’s Executive Share Ownership Guidelines (link to guidelines: http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm);

OPTIONEE:

By:

Surya Mohapatra